Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, CFO and Treasurer VIROPHARMA INCORPORATED Phone (610) 321-6225 Kori Beer Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports 2003 Financial Results

Exton, PA February 25, 2004 - VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today financial results for the fourth quarter and the year ended December 31, 2003.

Quarter ended December 31, 2003

For the quarter ended December 31, 2003, the Company reported a net loss of $7.1 million compared to net income of $5.0 million for the same period in 2002. Net loss per share for the quarter ended December 31, 2003 was $0.27 per share, basic and diluted, compared to net income of $0.19 per share, basic and diluted, for the same period in 2002.

ViroPharma’s loss from continuing operations for the quarter ended December 31, 2003 was approximately $7.1 million compared to income of $4.6 million for the same period in 2002. Loss per share from continuing operations for the quarter ended December 31, 2003 was $0.27 per share, basic and diluted, compared to income per share from continuing operations of $0.18 per share, basic and diluted, in the same period in 2002. During the fourth quarter of 2003, the Company reduced its outstanding 6% convertible subordinated notes due 2007 by $2.0 million of face value, resulting in a gain of $0.8 million after the write-off of $0.1 million in related debt issue costs. During the fourth quarter of 2002, the company purchased $21.4 million in face value of its outstanding 6% convertible subordinated notes due 2007, resulting in a gain of approximately $12.7 million after the write-off of $0.3 million in related debt issue costs.

Revenues for the quarter ended December 31, 2003 of approximately $1.1 million increased by $0.9 million from approximately $0.2 million during the same period in 2002. During the quarter ended December 31, 2003, the Company recognized license fee and milestone revenue of approximately $0.7 million from advance payments received under its collaborations with Wyeth and Schering Plough and $0.4 million in Biodefense grant revenue. During the same period in 2002, the Company recognized license fee and milestone revenue of approximately $0.2 million from advance payments received under its collaboration agreement with Wyeth and had no comparable grant revenue.

Research and development expenses for the quarter ended December 31, 2003 of $5.6 million increased by approximately $0.5 million from $5.1 million in the fourth quarter of 2002. During the quarter ended December 31, 2003 the Company was engaged in activities preparing for the initiation of phase 1 clinical trials in its cytomegalovirus (CMV) and hepatitis C (HCV) programs, activities related to exploring the feasibility of pursing the development of pleconaril for the treatment of serious and life-threatening diseases caused by enterovirus infections, activities related to developing an intranasal formulation of pleconaril for the treatment of the common cold, and discovery research. In comparison, during the fourth quarter of 2002 the Company’s primary research and development focus related to activities in HCV being performed at Wyeth, the preparation of an investigational new drug application (IND) for an HCV product candidate, completing a phase 1 study for the treatment of respiratory syncytial virus disease, and discovery research.

© 2004 VIROPHARMA INCORPORATED

General and administrative expenses for the quarter ended December 31, 2003 of approximately $1.7 million increased by $0.1 million from $1.6 million in the same period in 2002. This increase was primarily due to business development efforts undertaken in the fourth quarter of 2003.

Interest income for the quarter ended December 31, 2003 of $0.3 million decreased by $0.4 million from interest income of $0.7 million during the same period in the prior year. This decrease in interest income is due to lower invested balances and lower interest yields. Interest expense for the quarter ended December 31, 2003 of $2.1 million decreased $0.3 million when compared to interest expense of $2.4 million during the same period in 2002. This decrease in interest expense is due to the reduction of $28.4 million in principal amount of the Company’s outstanding 6% convertible subordinated notes due 2007 in the fourth quarter of 2002 and during 2003.

During the third quarter of 2002, the Company terminated its co-promotion and co-development agreement with Aventis Pharmaceuticals Inc., discontinued its sales force operations and sold its sales force to Aventis. The Company had no income or loss from discontinued sales operations for the quarter ended December 31, 2003 compared to income of approximately $0.4 million for the same period in 2002. Income from discontinued sales operations for the quarter ended December 31, 2002 included a $0.4 million adjustment to reflect the company’s actual termination costs of various operational commitments related to its former sales force, which were lower than the Company’s previously estimated cost.

As of December 31, 2003, ViroPharma had approximately $121.1 million in cash, cash equivalents and short-term investments.

Year ended December 31, 2003

For the twelve months ended December 31, 2003, the Company reported a net loss of $36.9 million compared to a net loss of $15.8 million for the same period in 2002. Net loss per share for the year ended December 31, 2003 was $1.43 per share, basic and diluted, compared to net loss of $0.66 per share, basic and diluted, for the same period in 2002.

ViroPharma’s loss from continuing operations for the twelve months ended December 31, 2003 of approximately $36.9 million increased by $10.3 million from a loss of approximately $26.6 million for the same period in 2002. During the twelve months ended December 31, 2003, the Company reduced its outstanding 6% convertible subordinated notes due 2007 by $7.0 million in face value, resulting in a gain of approximately $3.6 million after the write-off of $0.1 million in related deferred financing costs. During the same period in 2002, the Company purchased $45.1 million of principal amount of its outstanding 6% convertible subordinated notes due 2007, resulting in a $27.9 million gain after the write-off of $0.8 million in related deferred financing costs. Loss per share from continuing operations for the twelve months ended December 31, 2003 was $1.43 per share, basic and diluted, compared to loss per share from continuing operations of $1.11 per share, basic and diluted, in the same period in 2002.

Revenues for the twelve months ended December 31, 2003 of approximately $1.6 million decreased by $3.9 million from approximately $5.5 million during the same period in 2002. During the year ended December 31, 2003, the Company recognized license fee and milestone revenue of approximately $1.2 million from advance payments received under its collaborations with Wyeth and Schering Plough and $0.4 million in Biodefense grant revenue. During the same period in 2002, the Company earned revenue in connection with the company’s collaborations with Wyeth and Aventis and an accelerated recognition of $4.0 million of deferred revenue as a result of the termination of the co-promotion and co-development agreement with Aventis in August 2002.

© 2004 VIROPHARMA INCORPORATED

Research and development expenses in the twelve-month period ended December 31, 2003 of $23.0 million decreased by approximately $16.8 million from $39.8 million in the same period in 2002. In the twelve month period ended December 31, 2003, the Company paid GlaxoSmithKline a $3.5 million license fee for the worldwide rights (excluding Japan) to maribavir, or VP41263, an inhibitor of cytomegalovirus (CMV) and recorded the fee as an acquisition of technology rights in the Statement of Operations. During the twelve months ended December 31, 2003, the Company had no marketing expenses. During the same period in 2002, the Company incurred $6.8 million in marketing expenses related to pleconaril as a result of ViroPharma’s joint marketing efforts with Aventis Pharmaceuticals Inc. General and administrative expenses for the twelve months ended December 31, 2003 of approximately $9.0 million increased $1.2 million from $7.8 million in the same period in 2002.

Interest income for the twelve months ended December 31, 2003 of $1.8 million decreased by $3.6 million from interest income of $5.4 million during the same period in the prior year. Interest expense for the twelve months ended December 31, 2003 decreased $2.6 million to $8.4 million from $11.0 million during the same period in 2002.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma is currently focused on drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV).

© 2004 VIROPHARMA INCORPORATED

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Statements of Operations:

(in thousands, except per share data)

	Three months ended, December 31,		Year ended December 31,
	2002	2003	2002	2003
Revenue	$240	$1,051	$5,537	$1,612

Continuing operating expenses incurred in the development stage:
Research and development	5,068	5,557	39,823	23,043
Acquisition of technology rights	—	—	—	3,500
Marketing	36	—	6,791	—
General and administrative	1,591	1,670	7,835	9,035

Total operating expenses	6,695	7,227	54,449	35,578

	(6,455)	(6,176)	(48,912)	(33,966)

Gain on repurchase of debt	12,690	828	27,894	3,633
Interest income	688	336	5,429	1,829
Interest expense	2,369	2,087	11,034	8,438

Income (loss) from continuing operations	4,554	(7,099)	(26,623)	(36,942)

Discontinued operations:
Income from discontinued sales operations (including gain on disposal of $15,410,000)	435	—	10,817	—

Net income (loss)	$4,989	$(7,099)	$(15,806)	$(36,942)

Basic and diluted income (loss) per share from continuing operations	$0.18	$(0.27)	$(1.11)	$(1.43)

Basic and diluted income per share from discontinued sales operations	$0.01	$—	$0.45	$—

Basic and diluted net income (loss) per share	$0.19	$(0.27)	$(0.66)	$(1.43)

Shares used in computing basic income (loss) per share and diluted loss per share amounts	25,726,726	26,156,624	23,952,940	25,916,466

Shares used in computing diluted income per share amounts	25,959,813	26,156,624	23,952,940	25,916,466

Balance Sheets: (in thousands)

	December 31, 2002	December 31, 2003
Cash, cash equivalents and short-term investments	$158,282	$121,149
Working capital	152,772	113,097
Total assets	173,531	132,845
Long-term obligations	134,908	127,900
Total stockholders’ equity (deficit)	27,811	(7,509)

© 2004 VIROPHARMA INCORPORATED